FTD COMPANIES, INC.
THIRD AMENDED AND RESTATED
2013 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.    The Board has adopted the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan (the “Plan”) for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
B.    The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of restricted stock units to the Participant under the Plan.
C.    All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan unless otherwise defined in this Agreement, including on Appendix A attached hereto.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Restricted Stock Units. The Corporation has awarded to the Participant, as of the Award Date, restricted stock units (“Restricted Stock Units”) under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the date such Restricted Stock Unit vests in accordance with the express provisions of this Agreement. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for the Restricted Stock Units, the dates on which those vested Restricted Stock Units shall become payable to the Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	<Grant Date>
Number of Restricted Stock Units Subject to Award:	<Shares Granted> Restricted Stock Units
Vesting Schedule:
The Restricted Stock Units shall vest in a series of four (4) successive substantially equal installments starting with 25% (rounded if possible to the nearest whole Restricted Stock Unit) on <First Vesting Date> and continuing with 25% (rounded if possible to the nearest whole Restricted Stock Unit) on each of the first three (3) anniversaries thereafter. Such vesting schedule is hereby designated the “Normal Vesting Schedule” for the Restricted Stock Units. Should any scheduled vesting date under the Normal Vesting Schedule otherwise occur on a date on which the Common Stock is not traded on the Stock Exchange serving as the primary market for the Common Stock, then that vesting date shall instead be deemed to occur on the last day prior to such scheduled vesting date on which the Common Stock is so traded. The Restricted Stock Units shall also be subject to accelerated vesting in accordance with the provisions of Paragraphs 3(b) and 5 of this Agreement.
Issuance Schedule:
Subject to Paragraphs 5 and 6 of this Agreement, each Restricted Stock Unit in which the Participant vests in accordance with the Normal Vesting Schedule shall be settled in shares of Common Stock, subject to the Corporation’s collection of all applicable Withholding Taxes, on the date on which the Restricted Stock Unit becomes nonforfeitable as set forth in the Normal Vesting Schedule or Paragraph 3(b) or 5, as applicable, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4) (the “Issuance Date”). For the sake of clarity, the settlement of shares in respect of nonforfeitable Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. As a result, the shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares subject to the Restricted Stock Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d). The applicable Withholding Taxes are to be collected pursuant to the procedures set forth in Paragraph 7 of this Agreement.

2.Limited Transferability. Prior to the vesting of the Restricted Stock Units and actual receipt of the underlying shares of Common Stock issued hereunder, the Participant may not transfer any interest in the Award or the underlying shares of Common Stock. Any Restricted Stock Units that vest hereunder but which otherwise remain unpaid at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any shares of Common Stock that were issued pursuant to the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.
3.Cessation of Service.
(a)    Except as otherwise provided in Paragraph 3(b) below, should the Participant cease Service for any reason prior to vesting in all or a portion of the Restricted Stock Units subject to this Award, then the Award will be immediately cancelled with respect to those unvested Restricted Stock Units. The Participant shall thereupon cease to have any right or entitlement to receive any shares of Common Stock under those cancelled Restricted Stock Units.
(b)    The Participant’s Employment Agreement sets forth certain terms and conditions under which Participant’s equity or equity-based awards from the Corporation, including this Award, may vest in whole or in part on an accelerated basis in connection with his cessation of Service under various specified circumstances. The Employment Agreement also sets forth the date or dates on which the shares of Common Stock subject to the awards that vest on such an accelerated basis, including the Restricted Stock Units subject to this Award, are to be issued. The terms and provisions of the Employment Agreement (including any conditions, restrictions or limitations governing the accelerated vesting of the Restricted Stock Units or the issuance of the underlying shares of Common Stock, including (without limitation) the execution and delivery of an effective general release), as they apply to this Award, are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement.

4.Stockholder Rights and Dividend Equivalents
(a)The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Restricted Stock Units subject to the Award until the Participant becomes the record holder of the underlying shares of Common Stock upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.
(b)Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable in cash or other property (other than shares of Common Stock) be declared and paid on the outstanding Common Stock while one or more Restricted Stock Units remain subject to this Award (i.e., shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the underlying shares of Common Stock at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As and to the extent that the Restricted Stock Units subsequently vest hereunder, the phantom dividend equivalents so credited to those Restricted Stock Units in the book account shall also vest, and those vested dividend equivalents shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the payment of the vested Restricted Stock Units to which those phantom dividend equivalents relate. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution. In no event shall any such phantom dividend equivalents vest or become distributable unless the Restricted Stock Units to which they relate vest in accordance with the terms of this Agreement.
5.Change in Control.
(a)Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed, converted or replaced by the successor entity (or parent thereof) or otherwise continued in full force and effect or may be replaced with a cash program of the successor entity (or parent thereof) on terms as required under the Plan (a “Replacement Award”). In the event of such Replacement Award, no accelerated vesting of the Restricted Stock Units (the “Replaced Award”) shall occur at the time of the Change in Control. Notwithstanding the foregoing, no such cash program shall be established for the Replaced Award to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder. Further, a Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.
(b)For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Corporation or its successor in the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Paragraph 5(b) are satisfied will be made by the Plan Administrator, as constituted immediately before the Change in Control, in its sole discretion.
(c)In the event of a Replacement Award, the Replaced Award shall be appropriately adjusted immediately after the consummation of the Change in Control, including if applicable so as to apply to the number and class of securities into which the shares of Common Stock subject to the Replaced Award immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those shares of Common Stock actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor entity (or parent thereof) may, in connection with the Replacement Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange.
(d)Any Replacement Award shall be subject to the vesting acceleration provisions of the Participant’s Employment Agreement, and the securities issuable under the Replaced Award that vest on an accelerated basis in accordance with those provisions shall be issued or distributed on the applicable date or dates determined for those securities or proceeds pursuant to terms of the Employment Agreement. Accordingly, the terms and provisions of the Employment Agreement (including any conditions, restrictions or limitations governing the accelerated vesting or issuance of the securities subject to the Participant’s outstanding equity awards or the distribution of the proceeds of any replacement cash retention program, including (without limitation) the execution and delivery of an effective general release) shall apply to any Replacement Award and are hereby incorporated by reference into this Agreement, with the same force and effect as if expressly set forth in this Agreement.
(e)If no Replacement Award is provided, then the Restricted Stock Units shall vest immediately prior to the closing of the Change in Control. The vested Restricted Stock Units shall be converted into the right to receive for each such Restricted Stock Unit the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to the Participant in accordance with the Issuance Schedule set forth in Paragraph 1. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.
(f)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Additionally, if a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Restricted Stock Units that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change in Control and will be payable in accordance with the Issuance Schedule set forth in Paragraph 1.
6.Adjustment in Shares. The total number and/or class of securities issuable pursuant to this Award and the other terms of this Award shall be subject to adjustment upon certain corporate events as set forth in Article One, Section V(E) of the Plan. The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and those adjustments shall be final, binding and conclusive.

7.Issuance of Shares of Common Stock.
(a)On each applicable Issuance Date for the Restricted Stock Units which vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) or provide for book entry for the shares of Common Stock to be issued on such date, subject to the Corporation’s collection of the applicable Withholding Taxes.
(b)Until such time as the Corporation provides the Participant with notice to the contrary, the Corporation shall collect the applicable Withholding Taxes through an automatic share withholding procedure pursuant to which the Corporation will withhold, on the applicable Issuance Date for the Restricted Stock Units that vest under the Award, a portion of those vested Restricted Stock Units with a Fair Market Value (measured as of the applicable tax date for such shares) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any Restricted Stock Units so withheld shall not exceed the amount necessary to satisfy the Corporation‘s required tax withholding obligations using the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that could be applicable to supplemental taxable income. (or such other rate that will not cause an adverse accounting consequence or cost). The Participant shall be notified in writing in the event such Share Withholding Method is no longer available.
(c)Should any Restricted Stock Units vest under the Award when the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through either of the following alternatives:
(i)    the Participant’s delivery of his or her separate check payable to the Corporation in the amount of such Withholding Taxes, or
(ii)    the use of the proceeds from a next-day sale of the shares of Common Stock issued to the Participant, provided and only if (i) such a sale is permissible under the Corporation’s trading policies governing the sale of Common Stock, (ii) the Participant makes an irrevocable commitment, on or before the vesting date for those shares, to effect such sale of the shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
(d)The Corporation shall concurrently, with each payment of vested Restricted Stock Units in accordance with the foregoing provisions of this Paragraph 7, distribute to the Participant any outstanding phantom dividend equivalents credited with respect to those Restricted Stock Units. The Corporation shall collect the Withholding Taxes with respect to each distribution of such phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Corporation deems appropriate.
(e)Except as otherwise provided in Paragraph 5 or 6, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock. No fractional share of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Common Stock.
8.Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Stock is listed for trading at the time of such issuance.
9.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices and directed to the attention of Stock Plan Administrator.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the most current address then indicated for the Participant on the Corporation’s employee records or delivered electronically to the Participant through the Corporation’s electronic mail system.  All notices shall be deemed effective upon personal delivery or delivery through the Corporation’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
10.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.
11.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
12.Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.
13.Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.
14.Code Section 409A.
(a)    It is the intention of the parties that the provisions of this Agreement comply with the requirements of the “short-term deferral” exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception. Each installment that becomes payable in respect of vested Restricted Stock Units subject to the Award is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of Code Section 409A.
(b)    If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Code Section 409A, then, notwithstanding anything to the contrary in this Agreement, the following provisions shall apply:

(i)    No shares of Common Stock or other amounts which become issuable or distributable under this Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to the Participant until the date of the Participant’s Separation from Service due to such cessation of Service or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs and (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.
(ii)    No shares of Common Stock or other amounts which become issuable or distributable under this Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of the Participant’s death.
(iii)    No amounts that vest and become payable under Paragraph 5 of this Agreement by reason of a Change in Control shall be distributed to the Participant at the time of such Change in Control, unless that transaction also qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder. In the absence of such a qualifying change in control, the distribution shall not be made until the date or dates on which those amounts are to be distributed pursuant to the Normal Vesting Schedule, or to the extent applicable, the provisions of Paragraph 5(c) of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.
FTD COMPANIES, INC.

By:

Title:

PARTICIPANT

Name: <Participant Name>

Signature: <Electronic Signature>

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.Agreement shall mean this Restricted Stock Unit Issuance Agreement.
B.Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.
C.Award Date shall mean the date the restricted stock units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
D.Change in Control shall have the meaning assigned to such term in the Employment Agreement. However, in the absence of such definition in the Employment Agreement, a Change in Control shall have the meaning set forth in the Plan.
E.Employment Agreement shall mean the Employment Agreement between the Participant and the Corporation (or any Parent or Subsidiary) in effect on the Award Date.
F.Participant shall mean the person to whom the Award is made pursuant to the Agreement.
G.Separation from Service means the Participant’s cessation of Service that constitutes a “separation from service” as defined in Code Section 409A and determined in accordance with the applicable Treasury Regulations or other guidance issued under Code Section 409A.

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